Exhibit 23

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-187353, No. 333-174834, 333-149586, 33-38679, 333-90929 and 333-110653) of Aceto Corporation of our reports dated September 5, 2014, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Aceto Corporation’s internal control over financial reporting, which are incorporated by reference in this Annual Report on Form 10-K.

BDO USA, LLP

Melville, New York
September 5, 2014